UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
January 3, 2007

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation or organization)	File Number)	Identification No.)
Delaware	001-31898	03-0376558

(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events
On January 3, 2007, Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (together, “Pinnacle”), agreed to assign an aggregate of $335 million of its $377.5 million stipulated unsecured claim against Northwest Airlines, Inc. (“Northwest”) to several third parties for aggregate proceeds of approximately $283 million, net of expenses. The assignments are subject to final documentation, and the proceeds will be held in escrow until a final and non-appealable order has been entered by the bankruptcy court in Northwest’s bankruptcy proceedings (the “Court”) affirming the Assumption and Claim Resolution Agreement (the “Claim Agreement”) between Pinnacle and Northwest. A hearing to consider the Claim Agreement has been set for January 11 and, assuming an order affirming the Claim Agreement is entered shortly thereafter, Pinnacle would receive the proceeds from the sale of its claim on or about January 23, 2007. If an order approving the Claim Agreement is not entered by the Court on or prior to July 5, 2007, then the escrowed funds will be returned to the third parties and the assignment will be null and void, in which case Pinnacle will retain its claims against Northwest. There is no assurance that the assignment documentation will be completed, that the Court will ever enter such an order, or that any entered order will become final and non-appealable prior to July 9, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

January 9, 2007